The Beachbody Company, Inc. Receives Notice from the NYSE

EL SEGUNDO, Calif. – April 11, 2025 – The Beachbody Company, Inc. (NYSE: BODi) (the “Company”) today announced that it received notice from the New York Stock Exchange (the “NYSE”) that it was not currently in compliance with the requirement of Section 802.01B of the New York Stock Exchange Listed Company Manual (the “NYSE Manual”) that the Company have an average market capitalization of not less than $50.0 million over a consecutive 30 trading-day period and stockholders’ equity of not less than $50.0 million (the “NYSE Notice”).

Pursuant to the NYSE Notice, the Company is subject to the procedures set forth in Sections 801 and 802 of the NYSE Manual and must submit a business plan within 45 days of receipt of the NYSE Notice that demonstrates how the Company expects to return to compliance with this continued listing standard within 18 months of receipt of the NYSE Notice.

The notice and procedures described above have no effect on the listing of the Company’s securities at this time, subject to the Company’s compliance with other continued listing requirements, and the Company intends to submit a plan to regain compliance as required by the rules of the NYSE and as set forth in the NYSE Notice.

About BODi and The Beachbody Company, Inc.

Originally known as Beachbody, BODi has been innovating structured step-by-step home fitness and nutrition programs for over 25 years such as P90X, Insanity, and 21-Day Fix, plus the first premium superfood nutrition supplement, Shakeology. Since its inception in 1999, BODi has helped over 30 million customers pursue extraordinary life-changing results. The BODi community represents millions of people helping each other stay accountable to goals of healthy weight loss, improved strength and energy, and resilient mental and physical well-being. For more information, please visit TheBeachbodyCompany.com.

Investor Relations
IR@BODi.com

|US-DOCS\148104774.1||